EXHIBIT 99.1

The Chemours Company Reports Fourth Quarter and Full Year 2022 Results, Provides Full Year 2023 Outlook

Delivered record annual results in TSS and APM driven by strong secular tailwinds

Wilmington, Del., February 9, 2023 -- The Chemours Company (“Chemours”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials today announced its financial results for the fourth quarter and full year 2022.

Full Year 2022 Results

•
Net Sales of $6.8 billion, up 7% year-over-year
•
Net Income of $578 million with EPS1 of $3.65, up $0.05 year-over-year
•
Adjusted Net Income* of $738 million with Adjusted EPS* of $4.66, up $0.66 year-over-year
•
Adjusted EBITDA*of $1,361 million, up 4% year-over-year
•
Free Cash Flow*of $447 million, delivered over $1.5 billion in Free Cash Flow over the last three years
•
Repurchased $495 million of stock, including $144 million in Q4

Fourth Quarter 2022 Results & Highlights

•
Net Sales of $1.3 billion, down (15)% year-over-year
•
Net Loss of $(97) million with EPS of $(0.65), down $(2.05) year-over-year
•
Adjusted Net Income* of less than $1 million with Adjusted EPS* of $0.00, down $(0.81) year-over-year
•
Adjusted EBITDA*of $120 million, down (61)% year-over-year
•
Announced Villers-St.-Paul, France as the location of the $200 million NafionTM expansion investment
•
On February 6, 2023, the Company's Board of Directors approved a first quarter dividend of $0.25 per share

Full Year 2023 Outlook

•
Adjusted EBITDA* between $1.20 billion and $1.30 billion
•
Adjusted EPS* between ~$3.80 and $4.29
•
Free Cash Flow* of greater than $350 million, including CAPEX of approximately $400 million to support TSS and APM growth investments

“We delivered growth in Net Sales and Adjusted EBITDA in 2022 despite a challenging fourth quarter during which we faced higher raw material costs and demand weakness in Europe and Asia, leading to lower operating rates. In 2022, we achieved a number of milestones, including record Net Sales and Adjusted EBITDA in both our TSS and APM segments,” said Chemours President and CEO Mark Newman. “I am immensely proud of how our global team responded to the challenges we faced while consistently serving our customers at the highest level. We executed on our growth strategies in our TSS and APM segments, met our commitments to TT customers, and returned significant cash to shareholders. I would like to thank our 6,600 employees whose focus on innovative chemistry, our customers, and execution excellence has supported our improved performance in 2022.”

2022 Net Sales were $6.8 billion, up 7%, or $0.4 billion, from 2021. Net Sales rose on a year-over-year basis driven by strong pricing, partially offset by lower TT volume, especially in the second half of the year, and currency headwinds.

* For information on our non-GAAP measures, please refer to the attached “Reconciliation of GAAP Financial Measures to non-GAAP Financial Measures (Unaudited)”

1 Earnings per share (EPS) on diluted basis

EXHIBIT 99.1

2022 Net Income of $578 million resulted in EPS of $3.65. Adjusted Net Income rose 9% to $738 million, while Adjusted EPS rose $0.66 to $4.66 for the full year. Adjusted EBITDA for 2022 was $1,361 million, up 4% from 2021. Free Cash Flow was $447 million, demonstrating our continuing ability to generate strong Free Cash Flow.

Fourth quarter 2022 Net Sales were $1.3 billion, (15)% lower than the prior-year quarter. Higher pricing was more than offset by lower volume and currency headwinds, leading to the decline in results on a year-over-year basis.

Fourth quarter Net Loss was $(97) million, resulting in EPS of $(0.65). Adjusted Net Income was less than $1 million. Adjusted EPS was $0.00, down $(0.81) vs. the prior-year quarter. Adjusted EBITDA for the fourth quarter 2022 was $120 million in comparison to $307 million in the prior-year fourth quarter, a result of lower volumes and cost headwinds related to raw material cost inflation and logistics, partially offset by pricing. Currency headwinds due to a stronger USD and portfolio change, driven by the sale of our Mining Solutions business in 2021, were headwinds of $31 million and $12 million, respectively, to fourth quarter Adjusted EBITDA on a year-over-year basis.

Titanium Technologies (TT)

Delivering high-quality Ti-Pure™ pigment through customer-centered innovation and sustainability leadership

Titanium Technologies segment full year 2022 Net Sales were $3.4 billion, roughly flat to full year 2021. Results reflect a 17% increase in price offset by a (14)% volume decline and (2)% currency headwind. Positive price was the result of contractual price increases throughout 2022, along with higher year-over-year average price with our Flex customers and Distribution partners. Volume declines were the result of output constraints due to ore shortages in the first half of the year and demand weakness in the second half of the year. Demand started to weaken, particularly in Europe and Asia Pacific, in the third quarter of 2022, and weakened further in the fourth quarter. Adjusted EBITDA fell $(198) million to $601 million, with Adjusted EBITDA Margin down (600) basis points to 18% for the full year. The decrease in Adjusted EBITDA and Adjusted EBITDA Margin was primarily attributable to the aforementioned decrease in sales volumes, higher ore costs due to ore supply disruptions in the first half of 2022, lower fixed cost absorption from lower operating rates due to demand weakness in the second half of 2022, and higher other raw material and energy costs.

Segment Net Sales in the fourth quarter were $606 million, down (30)% in comparison to $865 million in the prior-year quarter. Price rose 7% on a year-over-year basis and was relatively flat on a sequential basis. Volume declined (35)% vs. the prior-year quarter and (30)% on a sequential basis due to softer demand, primarily in Europe and Asia Pacific. Fourth quarter Adjusted EBITDA of $42 million resulted in fourth quarter Adjusted EBITDA Margin of 7%, reflecting the aforementioned decrease in sales volume, lower fixed cost absorption due to lower operating rates, and the impact of the winter storm in December, along with higher raw materials, energy and logistics costs.

Chemours’ Ti-Pure Value Stabilization (TVS) strategy continues to provide customers with a market-leading combination of product quality, supply certainty, and reduced pricing volatility, enabled by our world-class pigment technology.

Thermal & Specialized Solutions (TSS)

Driving innovation in low GWP thermal management solutions to support customer transitions to more sustainable products

Thermal & Specialized Solutions delivered record Net Sales and Adjusted EBITDA performance in 2022. Full year 2022 Net Sales were $1.7 billion, up $423 million, or 34%, from 2021 driven by increase in price of 28% and volume of 8%, with currency a slight (2)% headwind. Prices increased in most markets across the business due to changing market and regulatory dynamics and steady value-based pricing growth within our refrigerants portfolio. Volumes increased due to the continued adoption of OpteonTM and other specialized solutions. Adjusted EBITDA improved $202 million to $603 million, with Adjusted EBITDA Margin up 400 basis points to 36% for the full year. The increase in Adjusted EBITDA and Adjusted EBITDA Margin was primarily attributable to the aforementioned increase in price and volume, including favorable product-mix, partially offset by higher raw material and logistics costs.

EXHIBIT 99.1

Segment Net Sales in the fourth quarter were $320 million, up 8% in comparison to $295 million in the prior-year quarter. Price contributed 6% to the improved top line results on a year-over-year basis. Volume was up 4% from the prior-year quarter, driven by increased adoption of Opteon™ solutions. Price and volume declined (6)% and (17)%, respectively, on a sequential basis. Sequential declines were reflective of typical seasonality compounded by unfavorable product-mix. Fourth quarter Adjusted EBITDA of $54 million resulted in fourth quarter Adjusted EBITDA Margin of 17%. Sequential margin decline was driven by higher raw material cost concentration and increased other costs due in part to the winter storm in December, alongside softer margins consistent with typical seasonality. For full year 2023, we anticipate Adjusted EBITDA Margin to be in line with long-term guidance of greater than 30%.

Customer demand and market adoption of low GWP Opteon™ solutions remains strong. TSS remains well positioned to help customers transition from HFC products.

Advanced Performance Materials (APM)

Powering clean energy, advanced electronics, and more sustainable technologies

Advanced Performance Materials delivered record Net Sales, Adjusted EBITDA and Adjusted EBITDA Margin performance in 2022. Full year 2022 Net Sales of $1.6 billion increased by $221 million, or 16%, from 2021 driven by increase in price of 18% and volume of 2%, with currency a (4)% headwind. Global average selling price increased due to increasing sales in high-value end-markets, including advanced electronics, and clean energy, as well as customer level pricing actions to offset increased raw material and energy costs. Volume increased due to higher global customer demand across key markets, partially offset by supply chain challenges and lower demand in non-strategic end-markets where fade has been anticipated given our strategy to drive higher value, differentiated product offerings. Adjusted EBITDA improved $83 million to $367 million, with Adjusted EBITDA Margin up 300 basis points to 23% for the full year, driven by aforementioned increase in price and volume, high operating leverage of the segment, partially offset by raw material inflation.

Segment Net Sales in the fourth quarter were $382 million, up 10% in comparison to $346 million in the prior-year quarter. Strong year-over-year sales growth in the quarter was driven by growth in key markets we serve. Price contributed 17%, while volumes were relatively flat, with currency a (6)% headwind. Sequential volume declined by (15)% due to the combination of seasonality and lower volume in non-strategic end-markets, while price was relatively flat. Fourth quarter Adjusted EBITDA of $61 million resulted in Adjusted EBITDA Margin of 16%. Sequential Adjusted EBITDA and Adjusted EBITDA Margin declines were primarily driven by the aforementioned decline in sales, and raw material inflation catching up with pricing actions implemented by the business throughout the year.

APM technologies are fundamental to the future of clean energy and advanced electronics – and we continue to invest behind these key growth themes.

Other Segment

The remaining Chemical Solutions business in Other Segment had Net Sales and Adjusted EBITDA for the full year 2022 of $116 million and $2 million, respectively.

Other Segment Net Sales and Adjusted EBITDA were $30 million and $1 million, respectively, in the fourth quarter 2022.

Corporate and Other

Corporate and Other was an offset to Adjusted EBITDA of $212 million for the full year 2022 in comparison to a $220 million offset in the prior year, primarily driven by lower performance-related compensation, and higher Qualified Spend recovery from DuPont and Corteva, partially offset by higher costs related to legacy environmental issues.

Corporate and Other was an offset to fourth quarter 2022 Adjusted EBITDA of $38 million, down from $61 million in the prior-year fourth quarter, primarily driven by lower legacy environmental and legal costs and lower performance-based compensation.

EXHIBIT 99.1

Liquidity

As of December 31, 2022, consolidated gross debt was $3.6 billion. Debt, net of $1.1 billion cash, was $2.5 billion, resulting in a net leverage ratio of approximately 1.9x times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.9 billion, comprised of $1.1 billion cash, and $0.8 billion of revolving credit facility capacity, net of outstanding letters of credit.

Cash provided by operating activities was $754 million in 2022, down $(66) million from the prior-year. Capital expenditures were $307 million, lower than originally projected due to project delays driven by logistics and availability of material and labor resources in 2022. Free Cash Flow for the year 2022 was $447 million vs. $543 million in 2021.

During the year, we repurchased $495 million of common stock, various portions of our senior unsecured notes in the open market for $54 million, and funded our $100 million escrow payment as per the MOU agreement with DuPont and Corteva.

Cash provided by operating activities for the fourth quarter of 2022 was $161 million vs. $214 million in the prior-year quarter. Capital expenditures for the fourth quarter 2022 were $67 million vs. $83 million in the prior-year. Free Cash Flow for the fourth quarter of 2022 was $94 million vs. $131 million in the prior-year quarter. During the quarter, we repurchased $144 million of common stock.

Outlook

The Company expects to deliver 2023 Adjusted EBITDA within a range of $1.20 billion to $1.30 billion. Adjusted EPS is projected to be between $3.80 and $4.29. The Company expects Free Cash Flow of greater than $350 million, inclusive of approximately $400 million of capital expenditures.

Mr. Newman concluded, “Our outlook contemplates a weaker start to 2023 with conditions improving in the second half of the year and continued secular growth in key parts of our TSS and APM businesses. Longer term, we continue to focus on improving the earnings profile of our TT business, while investing to capture growth from mega-trends underpinning TSS and APM.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast on February 10, 2023, at 8:00 AM EST. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

EXHIBIT 99.1

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products are sold under prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The company has approximately 6,600 employees and 29 manufacturing sites serving approximately 2,900 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as full year guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. In addition, the COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets, which has had and we expect will continue to have a negative impact on our financial results. The full extent and impact of the pandemic is still being determined and to date has included significant volatility in financial and commodity markets and a severe disruption in economic activity. The public and private sector response has led to travel restrictions, temporary business closures, quarantines, stock market volatility, and interruptions in consumer and commercial activity globally. Matters outside our control, including general economic conditions, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2022. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Jonathan Lock
SVP, Chief Development Officer
+1.302.773.2263
investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations and Financial Communications Manager
+1.302.219.7140
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2022	2021	2020
Net sales	$6,794	$6,345	$4,969
Cost of goods sold	5,178	4,964	3,902
Gross profit	1,616	1,381	1,067
Selling, general, and administrative expense	710	592	527
Research and development expense	118	107	93
Restructuring, asset-related, and other charges	16	6	80
Total other operating expenses	844	705	700
Equity in earnings of affiliates	55	43	23
Interest expense, net	(163)	(185)	(210)
Gain (loss) on extinguishment of debt	7	(21)	(22)
Other income, net	70	163	21
Income before income taxes	741	676	179
Provision for (benefit from) income taxes	163	68	(40)
Net income	578	608	219
Net income attributable to Chemours	$578	$608	$219
Per share data
Basic earnings per share of common stock	$3.72	$3.69	$1.33
Diluted earnings per share of common stock	3.65	3.60	1.32

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$1,102	$1,451
Accounts and notes receivable, net	626	720
Inventories	1,404	1,099
Prepaid expenses and other	82	75
Total current assets	3,214	3,345
Property, plant, and equipment	9,387	9,232
Less: Accumulated depreciation	(6,216)	(6,078)
Property, plant, and equipment, net	3,171	3,154
Operating lease right-of-use assets	240	227
Goodwill	102	102
Other intangible assets, net	13	6
Investments in affiliates	175	169
Restricted cash and restricted cash equivalents	202	100
Other assets	523	447
Total assets	$7,640	$7,550
Liabilities
Current liabilities:
Accounts payable	$1,251	$1,162
Compensation and other employee-related cost	121	173
Short-term and current maturities of long-term debt	25	25
Current environmental remediation	194	173
Other accrued liabilities	300	325
Total current liabilities	1,891	1,858
Long-term debt, net	3,590	3,724
Operating lease liabilities	198	179
Long-term environmental remediation	474	389
Deferred income taxes	61	49
Other liabilities	319	269
Total liabilities	6,533	6,468
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 195,375,810 shares issued and 148,504,030 shares outstanding at December 31, 2022; 191,860,159 shares issued and 161,046,732 shares outstanding at December 31, 2021)	2	2
Treasury stock, at cost (46,871,780 shares at December 31, 2022; 30,813,427 shares at December 31, 2021)	(1,738)	(1,247)
Additional paid-in capital	1,016	944
Retained earnings	2,170	1,746
Accumulated other comprehensive loss	(343)	(364)
Total Chemours stockholders’ equity	1,107	1,081
Non-controlling interests	—	1
Total equity	1,107	1,082
Total liabilities and equity	$7,640	$7,550

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net income	$578	$608	$219
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	291	317	320
Gain on sales of assets and businesses, net	(21)	(115)	(8)
Equity in earnings of affiliates, net	(22)	(11)	—
(Gain) loss on extinguishment of debt	(7)	21	22
Amortization of debt issuance costs and issue discounts	9	9	9
Deferred tax provision (benefit)	20	(77)	(120)
Asset-related charges	5	—	22
Stock-based compensation expense	27	34	16
Net periodic pension cost	9	6	14
Defined benefit plan contributions	(10)	(17)	(21)
Other operating charges and credits, net	(21)	18	(22)
Decrease (increase) in operating assets:
Accounts and notes receivable	91	(225)	175
Inventories and other operating assets	(390)	(202)	126
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	195	454	55
Cash provided by operating activities	754	820	807
Cash flows from investing activities
Purchases of property, plant, and equipment	(307)	(277)	(267)
Proceeds from sales of assets and businesses, net of cash divested	33	508	5
Foreign exchange contract settlements, net	3	(12)	27
Other investing activities	(13)	1	1
Cash (used for) provided by investing activities	(284)	220	(234)
Cash flows from financing activities
Proceeds from issuance of debt	—	650	800
Proceeds from accounts receivable securitization facility	—	—	12
Repayments on accounts receivable securitization facility	—	—	(122)
Proceeds from revolving loan	—	—	300
Repayments on revolving loan	—	—	(300)
Debt repayments	(68)	(854)	(943)
Payments related to extinguishment of debt	—	(18)	(16)
Payments of debt issuance costs	(1)	(11)	(10)
Payments on finance leases	(11)	(10)	(6)
Deferred acquisition-related consideration	—	—	(10)
Purchases of treasury stock, at cost	(495)	(173)	—
Proceeds from exercised stock options	51	23	16
Payments related to tax withheld on vested stock awards	(6)	(2)	(2)
Payments of dividends to the Company's common shareholders	(154)	(164)	(164)
Distributions to non-controlling interest shareholders	(1)	(1)	(4)
Cash used for financing activities	(685)	(560)	(449)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(32)	(34)	38
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(247)	446	162
Cash, cash equivalents, restricted cash, and restricted cash equivalents at January 1,	1,551	1,105	943
Cash, cash equivalents, restricted cash, and restricted cash equivalents at December 31,	$1,304	$1,551	$1,105

Supplemental cash flows information
Cash paid during the year for:
Interest, net of amounts capitalized	$164	$180	$208
Income taxes, net of refunds	131	149	78
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$79	$89	$31
Non-cash financing arrangements	—	—	16
Treasury stock repurchased, not settled	1	4	—

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2022	2021	(Decrease)	2022	(Decrease)
Titanium Technologies	$606	$865	$(259)	$877	$(271)
Thermal & Specialized Solutions	320	295	25	417	(97)
Advanced Performance Materials	382	346	36	450	(68)
Other Segment	30	69	(39)	33	(3)
Total Net Sales	$1,338	$1,575	$(237)	$1,777	$(439)

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
Three Months Ended December 31,			Increase /	September 30,	Increase /
2022		2021	(Decrease)	2022	(Decrease)
Titanium Technologies	$42	$195	$(153)	$137	$(95)
Thermal & Specialized Solutions	54	95	(41)	162	(108)
Advanced Performance Materials	61	71	(10)	112	(51)
Other Segment	1	7	(6)	3	(2)
Corporate and Other	(38)	(61)	23	(51)	13
Total Adjusted EBITDA	$120	$307	$(187)	$363	$(243)

Adjusted EBITDA Margin	9%	19%		20%

Quarterly Change in Net Sales from the three months ended December 31, 2021

	December 31, 2022	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2021	Price	Volume	Currency	Portfolio
Total Company	$1,338	(15)%	10%	(19)%	(3)%	(3)%

Titanium Technologies	$606	(30)%	7%	(35)%	(2)%	—%
Thermal & Specialized Solutions	320	8%	6%	4%	(2)%	—%
Advanced Performance Materials	382	10%	17%	(1)%	(6)%	—%
Other Segment	30	(57)%	14%	(6)%	—%	(65)%

Quarterly Change in Net Sales from the three months ended September 30, 2022

	December 31, 2022	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2022	Price	Volume	Currency	Portfolio
Total Company	$1,338	(25)%	(2)%	(23)%	—%	—%

Titanium Technologies	$606	(31)%	(1)%	(30)%	—%	—%
Thermal & Specialized Solutions	320	(23)%	(6)%	(17)%	—%	—%
Advanced Performance Materials	382	(15)%	1%	(15)%	(1)%	—%
Other Segment	30	(9)%	8%	(17)%	—%	—%

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales
	Year Ended December 31,		Increase /
	2022	2021	(Decrease)
Titanium Technologies	$3,380	$3,355	$25
Thermal & Specialized Solutions	1,680	1,257	423
Advanced Performance Materials	1,618	1,397	221
Other Segment	116	336	(220)
Total Net Sales	$6,794	$6,345	$449

Segment Adjusted EBITDA
	Year Ended December 31,		Increase /
	2022	2021	(Decrease)
Titanium Technologies	$601	$799	$(198)
Thermal & Specialized Solutions	603	401	202
Advanced Performance Materials	367	284	83
Other Segment	2	49	(47)
Corporate and Other	(212)	(220)	8
Total Adjusted EBITDA	$1,361	$1,313	$48

Adjusted EBITDA Margin	20%	21%

Change in Net Sales from the year ended December 31, 2021
	December 31, 2022	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2021	Price	Volume	Currency	Portfolio
Total Company	$6,794	7%	19%	(5)%	(3)%	(4)%

Titanium Technologies	$3,380	1%	17%	(14)%	(2)%	—%
Thermal & Specialized Solutions	1,680	34%	28%	8%	(2)%	—%
Advanced Performance Materials	1,618	16%	18%	2%	(4)%	—%
Other Segment	116	(65)%	6%	(1)%	—%	(70)%

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Net (loss) income attributable to Chemours	$(97)	$233	$240	$578	$608
Non-operating pension and other post-retirement employee benefit income	(1)	(2)	(1)	(5)	(9)
Exchange losses (gains), net	26	(5)	(13)	15	(3)
Restructuring, asset-related, and other charges (1)	1	3	(2)	15	6
Loss (gain) on extinguishment of debt	—	1	(7)	(7)	21
Loss (gain) on sales of assets and businesses, net (2)	5	(113)	—	(21)	(115)
Natural disasters and catastrophic events (3)	—	2	—	—	21
Transaction costs (4)	—	(3)	—	—	4
Qualified spend recovery (5)	(17)	(8)	(14)	(58)	(20)
Legal and environmental charges (6,7)	60	11	(12)	227	230
Adjustments made to income taxes (8)	39	(3)	(3)	30	(27)
Provision for (benefit from) income taxes relating to reconciling items (9)	(16)	19	8	(36)	(42)
Adjusted Net Income (10)	—	135	196	738	674
Interest expense, net	41	43	41	163	185
Depreciation and amortization	74	76	72	291	317
All remaining provision for income taxes (10)	5	53	54	169	137
Adjusted EBITDA	$120	$307	$363	$1,361	$1,313

Adjusted effective tax rate (10)	100%	28%	22%	19%	17%
(1)
In 2022, restructuring, asset related, and other charges primarily includes asset charges and write-offs resulting from the conflict between Russia and Ukraine and our decision to suspend our business with Russian entities. In 2021, restructuring, asset-related, and other charges primarily includes a net $9 gain resulting from contract termination with a third-party services provider at our previously owned Mining Solutions facility in Gomez Palacio, Durango, Mexico.
(2)
Refer to “Note 8 – Other Income (Expense), Net” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for further details.
(3)
In 2021, natural disasters and catastrophic events pertains to the total cost of plant repairs and utility charges in excess of historical averages caused by Winter Storm Uri.
(4)
2021 includes cost associated with our accounting, legal and bankers' transaction costs incurred in connection with the sale of the Mining Solutions Business.
(5)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 22 – Commitments and Contingent Liabilities" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022.
(6)
Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and others. For the year ended December 31, 2022, legal charges primarily include proceeds from a settlement in a patent infringement matter relating to certain copolymer patents associated with our Advanced Performance Materials segment and $20 associated with our portion of the potential loss in the single matter not included in the Leach settlement.. For the year ended December 31, 2021, legal charges primarily include $25 associated with our portion of the costs to enter into a Settlement Agreement, Limited Release, Waiver and Covenant Not to Sue reflecting Chemours, DuPont, Corteva, EID and the State of Delaware’s agreement to settle and fully resolve claims alleged against the companies. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for further details.
(7)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain environmental remediation expenses at various sites. For the years ended December 31, 2022 and 2021, environmental charges primarily include $196 and $169, respectively, related to on-site and off-site remediation costs at Fayetteville. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for further details.
(8)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as certain uncertain tax position adjustments related to prior years, shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(9)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(10)
Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Numerator:
Net (loss) income attributable to Chemours	$(97)	$233	$240	$578	$608
Adjusted Net Income	—	135	196	738	674
Denominator:
Weighted-average number of common shares outstanding - basic	150,046,614	162,982,696	155,376,422	155,359,361	164,943,575
Dilutive effect of the Company's employee compensation plans (1)	2,176,565	3,790,789	2,473,700	2,943,646	3,754,864
Weighted-average number of common shares outstanding - diluted (1)	152,223,179	166,773,485	157,850,122	158,303,007	168,698,439

Basic (loss) earnings per share of common stock (2)	$(0.65)	$1.43	$1.54	$3.72	$3.69
Diluted (loss) earnings per share of common stock (1) (2)	(0.65)	1.40	1.52	3.65	3.60
Adjusted basic earnings per share of common stock (2)	0.00	0.83	1.26	4.75	4.09
Adjusted diluted earnings per share of common stock (1) (2)	0.00	0.81	1.24	4.66	4.00
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended December 31, 2022. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended December 31, 2022, as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings per share are calculated based on unrounded numbers.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In millions, except per share amounts)

2023 Estimated GAAP Net Income Attributable to Chemours to Estimated Adjusted Net Income, Estimated Adjusted EBITDA and Estimated Adjusted EPS Reconciliation (*)

	(Estimated)
	Year Ended December 31, 2023
	Low	High
Net income attributable to Chemours	$575	$650
Restructuring, transaction, and other costs, net (1)	—	—
Adjusted Net Income	575	650
Interest expense, net	200	200
Depreciation and amortization	300	300
All remaining provision for income taxes	125	150
Adjusted EBITDA	$1,200	$1,300

Weighted-average number of common shares outstanding - basic (2)	148.5	148.5
Dilutive effect of the Company's employee compensation plans (3)	2.9	2.9
Weighted-average number of common shares outstanding - diluted	151.4	151.4

Basic earnings per share of common stock	$3.87	$4.38
Diluted earnings per share of common stock (4)	3.80	4.29
Adjusted basic earnings per share of common stock	3.87	4.38
Adjusted diluted earnings per share of common stock (4)	3.80	4.29
(1)
Restructuring, transaction, and other costs, net includes the net provision for (benefit from) income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts.
(2)
The Company’s estimates for the weighted-average number of common shares outstanding - basic reflect results for the year ended December 31, 2022, which are carried forward for the projection period.
(3)
The Company’s estimates for the dilutive effect of the Company’s employee compensation plans reflect the dilutive effect for the year ended December 31, 2022, which is carried forward for the projection period.
(4)
Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*) The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Cash provided by operating activities	$161	$214	$301	$754	$820
Less: Purchases of property, plant, and equipment	(67)	(83)	(72)	(307)	(277)
Free Cash Flows	$94	$131	$229	$447	$543

2023 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flow Reconciliation (*)

(Estimated)
Year Ended December 31, 2023
Cash flow provided by operating activities	$	>750
Less: Purchases of property, plant, and equipment		~(400)
Free Cash Flows	$	>350

(*) The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Year Ended December 31,
	2022	2021
Adjusted EBITDA (1)	$1,361	$1,313
Less: Depreciation and amortization	(291)	(317)
Adjusted EBIT	$1,070	$996

	As of December 31,
	2022	2021
Total debt, net (2)	$3,615	$3,749
Total equity	1,107	1,082
Less: Cash and cash equivalents	(1,102)	(1,451)
Invested capital, net	$3,620	$3,380
Average invested capital (3)	$3,607	$3,705

Return on Invested Capital	30%	27%
(1)
Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.
(2)
Total debt principal minus unamortized issue discounts of $4 and $5 and debt issuance costs of $22 and $28 at December 31, 2022 and 2021, respectively.
(3)
Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of December 31,
	2022	2021
Total debt principal	$3,641	$3,782
Less: Cash and cash equivalents	(1,102)	(1,451)
Total debt principal, net	$2,539	$2,331

	Year Ended December 31,
	2022	2021
Adjusted EBITDA (1)	$1,361	$1,313

Net Leverage Ratio	1.9x	1.8x
(1)
Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.